SECURITIES AND EXCHANGE COMMISSION
                           Washington, D. C.  20549



                                   Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  September 16, 1999



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


    Colorado                     0-17267              84-1095959
(State or other                (Commission         (I.R.S. Employer
jurisdiction                   File Number)       Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado        80202
(address of principal executive offices)           (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued the following press release, dated August 16, 1999, the text of which follows:

    Mallon Resources Corporation (Nasdaq: "MLRC") today announced that it has begun a multi-year natural gas development program in the San Juan Basin of northwestern New Mexico. Mallon has identified the potential for more than 300 billion recoverable cubic feet of natural gas net to its interest on its East Blanco and La Jara Canyon acreage blocks in the Ojo Alamo, San Jose, Nacimiento and Pictured Cliffs formations. This undeveloped gas potential equals more than 3.3 times the Company's 1998 year-end proved reserves.

    Speaking at the Dain Rauscher Wessels 1999 Energy Conference, George Mallon, Chairman of the Company, said that the development program could result in the drilling of up to 250 new wells in the San Juan Basin. Mallon expects to drill or recomplete 30 wells during the balance of 1999, and at least 59 wells during 2000. Last week, Mallon reported the closing of $65.5 million of debt financings to fund the commencement of this program.

    Mr. Mallon stated, "The completion of our new financing marks a turning point for Mallon Resources. We now have the financial, operating and management resources to launch a large scale, yet relatively low risk, natural gas development program that has the potential to dramatically increase our reserves, asset value, production and cash flow over the next several years. We are embarking on one of the most exciting periods in the Company's history."

    Also at the conference, Kevin Fitzgerald, Chief Operating Officer, said, "We've already moved rigs onto our East Blanco and La Jara Canyon acreage. Our program is designed to quickly add production from the Ojo Alamo and San Jose formations. Because of our previous work, only modest additional expenditures will be required to increase our gas plant capacity to handle more than triple our current average daily production."

    Mr. Fitzgerald also disclosed that, during 2000, Mallon plans to assess the commercial potential of its extensive coalbed methane resources in the San Juan Basin. A number of wells on Mallon acreage demonstrate that the Fruitland Coal formation is present over a large portion of the Company's 68,000 acres. Desorption data and isopach mapping suggest that the Company's coalbed acreage could contain up to 400 billion cubic feet of natural gas in place. Mr. Fitzgerald said, "Recent developments in coalbed completion techniques used by other companies in fields adjacent to our East Blanco acreage have served to make our Fruitland Coal an attractive target. If the results of our study program are favorable, coalbed methane could become another major development project for the Company."

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly effect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report.

    Mallon Resources Corporation is a Denver based oil and gas exploration and production company operating primarily in the San Juan and Delaware Basins of New Mexico. Mallon's Common Stock is quoted on Nasdaq under the symbol "MLRC."

                                    Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Mallon Resources Corporation


September 22, 1999                  By: __/s/ Roy K. Ross____________________
                                        Roy K. Ross, Executive Vice President